Exhibit 99.1

Investor Relations inquiries: Jerome Holland Matson, Inc. 510.628.4021 jholland@matson.com	Media inquiries: Jeff S. Hull Matson, Inc. 510.628.4534 jhull@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES FIRST QUARTER 2015 DILUTED EPS OF $0.57, UPDATES 2015 OUTLOOK

•                  EPS increased significantly to $0.57 in 1Q15 from $0.08 in 1Q14

•                  Net Income of $25.0 million versus $3.4 million in 1Q14

•                  EBITDA of $61.5 million versus $27.3 million in 1Q14

•                  Pending Alaska acquisition expected to close by the end of second quarter

HONOLULU, Hawaii (May 4, 2015) — Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $25.0 million, or $0.57 per diluted share for the quarter ended March 31, 2015. Net income for the quarter ended March 31, 2014 was $3.4 million, or $0.08 per diluted share. Consolidated revenue for the first quarter 2015 was $398.2 million compared with $392.5 million reported for the first quarter 2014.

Matt Cox, Matson’s President and Chief Executive Officer, commented, “As expected, Matson carried strong momentum into the first quarter of 2015. Performance improved across all lines of business, led by continued levels of exceptional demand for our expedited China service, modest yield improvements in Hawaii and Guam, and further improvements in Logistics operations and SSAT.  In addition, lower bunker fuel prices positively impacted our results, primarily due to timing differences as fuel surcharge collections outpaced fuel expenditures.  Our businesses are performing well and continue to generate substantial cash flow that, combined with our strong balance sheet, provides ample capacity to close our pending Alaska acquisition, fund new vessel construction commitments, and comfortably sustain our dividend.”

Mr. Cox added, “We continue to be encouraged by our prospects in Hawaii, and in a strengthening broader economy that will produce volume growth in our Jones Act markets and in Logistics. However, with new vessel capacity expected to enter our core Hawaii market in the second quarter of this year, we expect our Hawaii container volume for the year to be relatively flat with 2014. Our premium expedited service offering from China is expected to remain in high demand and we anticipate modest profit at SSAT.  Overall, we remain well positioned to deliver 2015 operating results moderately higher than those we achieved in 2014.”

2015 Outlook

The Company expects to close the pending transaction with Horizon Lines, Inc. by the end of the second quarter.  However, the closing remains dependent upon a number of conditions, including the closing of Pasha’s acquisition of Horizon’s Hawaii business.  The Company’s 2015 outlook continues to exclude any future effects of the pending transaction.  Assuming the pending transaction closes by the end of the second quarter, the Company expects to update its outlook for the effects of the acquisition during its second quarter 2015 earnings conference call, currently scheduled for early August 2015.

Ocean Transportation: The Company believes that the Hawaii economy is in a multi-year recovery and is anticipating modest market growth in the trade in 2015.  However, containership capacity is projected to increase in the second quarter of 2015 as a competitor has announced plans to launch an additional new vessel into the trade in May.  As a result, the Company expects its 2015 Hawaii container volume to approximate the 2014 level.

During the first quarter 2015, the Company continued to realize significantly higher freight rates in its China trade, reflecting the high demand for its expedited transpacific service, which was amplified by cargo availability delays experienced by other ocean carriers associated with port congestion on the U.S. West Coast.  International vessel overcapacity is expected to continue in 2015 with vessel deliveries outpacing demand growth.  The Company expects strong demand for its expedited service to continue in 2015 resulting in high vessel utilization levels and premium freight rates. In 2015, the Company expects market growth in Guam to result in flat to modestly higher container volume compared to 2014, assuming no new competitors enter the market.

Notwithstanding the productivity challenges resulting from the port congestion on the U.S. West Coast, the Company expects modest profit at the Company’s terminal joint venture, SSAT, for 2015.

For the full year 2015, Ocean Transportation operating income is expected to be moderately higher than 2014.

The Company’s outlook for 2015 also excludes any future effects from the September 2013 molasses incident.

Logistics: The Company expects full year 2015 operating income to exceed the 2014 level of $8.9 million, driven by volume growth, expense control and improvements in warehouse operations.

Interest Expense: The Company expects its interest expense in 2015 to decrease slightly from the 2014 amount of $17.3 million.

Income Tax Expense: The Company expects its 2015 effective tax rate to be approximately 38.5 percent.

Other: The Company expects maintenance capital expenditures for 2015 to be approximately $40.0 million and, in addition, has scheduled contract payments of $33.4 million in 2015 relating to its two vessels under construction.  The Company also expects to make additional contributions to its CCF in 2015, which are expected to exceed the $65.5 million net contribution made in 2014.

Results By Segment

Ocean Transportation — Three months ended March 31, 2015 compared with 2014

	Three-Months Ended March 31
(dollars in millions)	2015	2014	Change
Ocean Transportation revenue	$305.5	$294.6	3.7%
Operating costs and expenses	261.6	285.2	(8.3)%
Operating income	$43.9	$9.4	367.0%
Operating income margin	14.4%	3.2%

Volume (Units) (1)
Hawaii containers	33,400	33,300	0.3%
Hawaii automobiles	15,900	23,200	(31.5)%
China containers	14,400	13,700	5.1%
Guam containers	5,700	6,000	(5.0)%
Micronesia/South Pacific containers	2,600	3,200	(18.8)%

(1) Approximate container volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages that straddle the beginning or end of each reporting period.

Ocean transportation revenue increased $10.9 million, or 3.7 percent, during the first quarter 2015 compared with the first quarter 2014. This increase was due primarily to higher freight rates in the Company’s expedited China service and container yield improvements in Hawaii and Guam, partially offset by lower fuel surcharge revenue and lower automobile volume.

On a year over year basis, Hawaii container volume was essentially flat as modest westbound market growth was largely offset by lower eastbound backhaul freight; China volume increased 5.1 percent, reflecting continued strong demand for the Company’s premium expedited service; and Guam volume decreased 5.0 percent due to the timing of select shipments. Hawaii automobile volume decreased 31.5 percent primarily due to certain customer losses.

Ocean transportation operating income increased $34.5 million during the first quarter 2015 compared with the first quarter 2014. The increase was primarily due to the timing of fuel surcharge collections and higher freight rates in China, and container yield improvements in Hawaii and Guam, partially offset by higher general and administrative expenses and higher outside transportation and terminal handling expenses. In addition, the Company incurred $0.2 million in legal and other expenses related to the molasses released into Honolulu Harbor in September 2013.

The Company’s SSAT terminal joint venture investment contributed $3.4 million during the first quarter 2015, compared to a $0.2 million contribution in the first quarter 2014.  The increase was partially attributable to increased lift volume.

Logistics — Three months ended March 31, 2015 compared with 2014

	Three-Months Ended March 31
(dollars in millions)	2015	2014	Change
Intermodal revenue	$49.6	$54.6	(9.2)%
Highway revenue	43.1	43.3	(0.5)%
Total Logistics revenue	92.7	97.9	(5.3)%
Operating costs and expenses	91.7	97.4	(5.9)%
Operating income	$1.0	$0.5	100.0%
Operating income margin	1.1%	0.5%

Logistics revenue decreased $5.2 million, or 5.3 percent, during the first quarter 2015 compared with the first quarter 2014. This decrease was primarily the result of lower international intermodal volume related to port congestion on the U.S. West Coast and lower fuel surcharge revenue, partially offset by changes in customer and business mix.

Logistics operating income increased by $0.5 million, during the first quarter 2015 compared with the first quarter 2014, primarily due to warehouse operating improvements and yield improvements in highway and intermodal services.

EBITDA & Capital Allocation

Matson generated EBITDA of $61.5 million during the first quarter 2015 compared to $27.3 million in the first quarter 2014, an increase of $34.2 million, due primarily to the increase in ocean transportation operating income.

Maintenance capital expenditures for the first quarter 2015 totaled $3.3 million compared with $4.9 million in the first quarter 2014. On April 23, 2015, Matson’s Board of Directors declared a cash dividend of $0.17 per share payable on June 4, 2015 to shareholders of record on May 7, 2015.

Liquidity and Debt Levels

Total debt as of March 31, 2015 was $371.2 million, of which $349.6 million was long-term debt.  During the first quarter 2015, cash and cash equivalents increased by $32.4 million to $325.8 million.  The ratio of Net Debt to last twelve month EBITDA was 0.1 as of March 31, 2015.

Teleconference and Webcast

A conference call is scheduled today at 4:30 p.m. EDT when Matt Cox, President and Chief Executive Officer, and Joel Wine, Senior Vice President and Chief Financial Officer, will discuss Matson’s first quarter results.

Date of Conference Call:	Monday, May 4, 2015

Scheduled Time:	4:30 p.m. EDT / 1:30 p.m. PDT / 10:30 a.m. HST

Participant Toll Free Dial In #:	1-877-312-5524

International Dial In #:	1-253-237-1144

The conference call will be broadcast live along with a slide presentation on the Company’s website at www.matson.com; Investor Relations.  A replay of the conference call will be available approximately two hours after the call through May 11, 2015 by dialing 1-855-859-2056 or 1-404-537-3406 and using the conference number 14809242. The slides and audio webcast of the conference call will be archived for one full quarter on the Company’s Investor Relations page of the Matson website.

About the Company

Founded in 1882, Matson is a leading U.S. carrier in the Pacific.  Matson provides a vital lifeline to the island economies of Hawaii, Guam, Micronesia and select South Pacific islands, and operates a premium, expedited service from China to Southern California.  The Company’s fleet consists of 18 owned and three chartered vessels including containerships, combination container/roll-on/roll-off ships, and custom-designed barges.  Established in 1987, Matson Logistics extends the geographic reach of Matson’s transportation network throughout the continental U.S. Logistics services include domestic and international rail intermodal, highway brokerage and warehousing.  Additional information about Matson, Inc. is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and information to be discussed in the conference call include non-GAAP measures.  While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period.   These non-GAAP measures include, but are not limited to, Earnings Before Interest, Depreciation and Amortization (“EBITDA”) and Net Debt/EBITDA.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to regional, national and international economic conditions; new or increased competition; fuel prices and our ability to collect fuel surcharges; our relationship with vendors, customers and partners and changes in related agreements; the actions of our competitors, including the timing of the entry of a competitor in the Guam trade lane; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; consummating and integrating acquisitions, including the pending acquisition and integration of Horizon; conditions in the financial markets; changes in our credit profile and our future financial performance; the impact of future and pending legislation, including environmental legislation; government regulations and investigations; the potential adverse effect of the molasses release on Matson’s business and stock price, the potential for changes in the Company’s operations or regulatory compliance obligations and potential governmental agency claims, disputes, legal or other proceedings, fines, penalties, natural resource damages, inquiries or investigations or other regulatory actions relating to the molasses release; repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations and ratification of the February 20, 2015 tentative agreement with the ILWU covering U.S. West Coast ports; and the occurrence of marine accidents, poor weather or natural disasters.  These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.  We do not undertake any obligation to update our forward-looking statements.

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MATSON, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

	Three-Months Ended
	March 31
(In millions, except per-share amounts)	2015	2014
Operating Revenue:
Ocean Transportation	$305.5	$294.6
Logistics	92.7	97.9
Total Operating Revenue	398.2	392.5

Costs and Expenses:
Operating costs	318.2	347.8
Equity in income from terminal joint venture	(3.4)	(0.2)
Selling, general and administrative	38.5	35.0
Total Costs and Expenses	353.3	382.6

Operating Income	44.9	9.9
Interest expense	(4.3)	(4.1)
Income Before Income Taxes	40.6	5.8
Income tax expense	(15.6)	(2.4)
Net Income	$25.0	$3.4

Basic Earnings Per Share:	$0.58	$0.08
Diluted Earnings Per Share:	$0.57	$0.08

Weighted Average Number of Shares Outstanding:
Basic	43.4	42.9
Diluted	43.9	43.3

Cash Dividends Per Share	$0.17	$0.16

MATSON, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	March 31	December 31
(In millions)	2015	2014
ASSETS
Cash and cash equivalents	$325.8	$293.4
Other current assets	229.2	226.1
Total current assets	555.0	519.5
Investment in terminal joint venture	67.8	64.4
Property and equipment, net	678.7	691.2
Capital Construction Fund deposits	27.5	27.5
Other long-term assets	97.9	99.2
Total assets	$1,426.9	$1,401.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of debt	$21.6	$21.6
Other current liabilities	202.2	201.9
Total current liabilities	223.8	223.5

Long-term debt	349.6	352.0
Deferred income taxes	313.3	308.4
Other long-term liabilities	154.9	154.1
Total long-term liabilities	817.8	814.5

Total shareholders’ equity	385.3	363.8
Total liabilities and shareholders’ equity	$1,426.9	$1,401.8

Net Debt Reconciliation

		March 31,
(In millions)		2015
Total Debt:		$371.2
Less:	Cash and cash equivalents	(325.8)
	Cash on deposit in Capital Construction Fund	(27.5)
Net Debt		$17.9

EBITDA Reconciliation

		Three-Months Ended
		March 31			Last Twelve
(In millions)		2015	2014	Change	Months
Net Income		$25.0	$3.4	$21.6	$92.4
Add:	Income tax expense	15.6	2.4	13.2	65.1
Add:	Interest expense	4.3	4.1	0.2	17.5
Add:	Depreciation and amortization	16.6	17.4	(0.8)	68.2
EBITDA (1)		$61.5	$27.3	$34.2	$243.2

(1)         EBITDA is defined as the sum of net income, less income or loss from discontinued operations, plus income tax expense, interest expense and depreciation and amortization.  EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.